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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
        Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                        Commission File Number: 000-27855


                            Data Critical Corporation
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             (Exact name of registrant as specified in its charter)

                      19820 North Creek Parkway, Suite 100
                               Bothell, Washington
                                 (425) 482-7000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)        [X]

         Approximate number of U.S. holders of record as of the certification or
         notice date:   1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Data Critical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Data Critical Corporation

                                       By:   /s/ Michael E. Singer
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                                             Name:  Michael E. Singer
                                             Title: Executive Vice President and
DATE:   September 20, 2001                          Chief Financial Officer
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